UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Tuesday, June 4, 2013 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (i) to elect ten directors to serve on our Board of Directors for the ensuing year, (ii) for an advisory and non-binding vote on the compensation of our named executive officers and (iii) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

G-III recently amended several elements of its executive compensation program and enhanced its corporate governance policies to better align them with current stockholder expectations. These important changes are described in the enclosed Proxy Statement.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

MORRIS GOLDFARB Chief Executive Officer

April 29, 2013

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

June 4, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Tuesday, June 4, 2013 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103, for the following purposes:

1.  To elect ten directors to serve on our Board of Directors for the ensuing year.

2.  To hold an advisory and non-binding vote on the compensation of our named executive officers.

3.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 26, 2013 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on June 4, 2013

The Proxy Statement and our 2013 Annual Report to Stockholders are available in the “Investor Relations” section of our website at http://www.g-iii.com.

By Order of the Board of Directors

WAYNE S. MILLER Secretary

New York, New York

April 29, 2013

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, New York 10018

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about April 29, 2013) is furnished to the holders of common stock, par value $.01 per share (the “Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, June 4, 2013, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: we (i) elect ten directors to serve on our Board of Directors for the ensuing year, (ii) hold an advisory and non-binding vote on the compensation of our named executive officers and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the ten nominees for director as shown on the form of proxy, “for” approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On April 26, 2013, there were 20,242,902 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 26, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rules of the New York Stock Exchange. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014, but are prohibited from voting on the election of the ten nominees for director or the advisory vote on the compensation of our named executive officers, unless you provide instructions to that firm by voting your proxy.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The other matters to be voted on will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

PROXY SUMMARY

About G-III

Since our IPO in 1989, G-III has transformed from a small, exclusively leather coat manufacturer into the large diversified apparel and retail company we are today. We believe that this transformation is due in large part to the strategic vision, flexibility, ingenuity and strong personal relationships maintained by our entire leadership team, under the guidance of Morris Goldfarb, our Chairman and Chief Executive Officer. We view the leadership of our management team as critical to our development and essential to our continued success in the future. The apparel business is a challenging business, and many of our early competitors did not survive, underscoring the importance of the long-term vision of Mr. Goldfarb. In light of the growth in stockholder returns attributable to Mr. Goldfarb’s vision and the execution by our management team, we have included a brief description of our business and market performance below.

G-III today capitalizes on the following competitive strengths in order to achieve our goal of creating an all-season diversified apparel company:

•

Broad portfolio of recognized brands.    We have built a broad and deep portfolio of over 30 licensed and proprietary brands. We believe we are a licensee of choice for well-known brands, as demonstrated by our partnerships with such brands as Calvin Klein, Guess, Kenneth Cole, Tommy Hilfiger, Dockers and Levi’s, that have built a loyal following of both fashion-conscious consumers and retailers who desire high quality, well designed products. In addition to our licensed brands, we own several successful proprietary brands, including Vilebrequin, Andrew Marc and Marc New York;

•

Diversified distribution base.    We market our products across multiple channels of distribution, including a cross section of leading retailers such as Macy’s, Bloomingdale’s, Nordstrom, Neiman Marcus, Saks Fifth Avenue, Lord & Taylor, The Bon-Ton Stores, Dillards, JC Penney, Belk and Kohl’s and membership clubs such as Costco and Sam’s Club. Our Wilsons and Andrew Marc outlet stores provide an additional distribution network for our products and we distribute our Vilebrequin products through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution;

•

Superior design, sourcing and quality control.    Our in-house design and merchandising team designs substantially all of our licensed, proprietary and private label products. We have a network of worldwide suppliers that allows us to negotiate competitive terms without relying on any single vendor. In addition, we employ a quality control team and a sourcing group in China to ensure the quality of our products. Our acquisition of Vilebrequin added experienced design capability and additional sourcing resources in Europe; and

•

Significant growth.    Our annual net sales have grown from $215 million in our fiscal year ended January 31, 2005 to $1.4 billion in our fiscal year ended January 31, 2013, as a result of execution by our management team, strategic acquisitions, the addition of numerous new license agreements and the expansion and diversification of our product categories and channels of distribution.

We believe that our current position of leadership within the industry is in large part due to the involvement of Mr. Goldfarb and the rest of our management team in our business. G-III has continuously evolved over the years.

•

We were one of the first companies in the industry to identify the importance of overseas production and were instrumental in the technological developments which further reduced manufacturing costs. We were also among the first to differentiate our products by brand. G-III has been transformed from an exclusively leather, mostly private label manufacturer of outerwear, to a diversified provider of differentiated apparel products.

•

Under Mr. Goldfarb’s leadership, we were also quick to recognize the importance of owning brands and licensing major names as a way to better serve the markets in which we compete. Towards this end, we have built a strong portfolio of brands including:

•	Licenses with Calvin Klein, Guess, Kenneth Cole, Tommy Hilfiger, Cole Haan, Dockers and Levi’s, among others; and

•	Team logo wear for the NFL, MLB, NHL, NBA and college teams, including both coats and knits, which is an expanding portion of our business.

•

Our management team also recognized the importance of owning our own proprietary brands, which led to successful acquisitions such as Andrew Marc in 2008 and Vilebrequin in 2012. These acquisitions have given us greater control over the design, manufacture and distribution of our products.

•	To diversify our revenue stream and mitigate the seasonality of the outerwear business, we have continuously expanded our product line:

•	Since the creation of our dress business in 2006, we have evolved into one of the largest dress manufacturers in the United States.

•	From our outerwear base, we now produce sportswear, women’s suits, women’s performance and swimwear, in addition to dresses.

•	Beyond apparel, we also produce luggage, women’s handbags, small leather goods and cold weather accessories.

•

Following our identification of the importance of leveraging retail distribution as a way to mitigate risks associated with design and product decisions, move excess inventory and serve as a testing ground for new product designs, we acquired and successfully integrated the Wilson’s Leather retail outlets. We subsequently expanded our retail operations to include stores operated under our own Andrew Marc and Vilebrequin brands and our licensed Calvin Klein Performance brand.

•

Most recently, our management recognized the growing importance of the status goods market, which culminated in our recent purchase of Vilebrequin. This gives us a foothold in the high-margin, status market, and we have a strategic plan in place for us to grow the brand into a men’s and women’s lifestyle brand with an expanded retail presence and a revamped web site.

Furthermore, we believe the leadership provided by Mr. Goldfarb and the rest of our management team has been instrumental in ensuring that G-III is well-managed and well-positioned for the long-term, which has contributed to our ability to deliver strong results to our stockholders.

•

We have successfully recruited and retained a strong team of seasoned managers. Our ability to minimize turnover, particularly within our senior ranks, has provided our company with continuity and a long-term perspective.

•

We have built an in-house design and merchandising team which designs substantially all of our licensed, proprietary and private label products. We believe that this creative design team, coupled with our sourcing expertise, gives us an advantage in product development. We believe that these factors are important differentiators from our competition, and we believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control.

•

Our broad distribution platform and ability to adapt quickly to changes in the retail environment through our internal design, sourcing and manufacturing capabilities, have made us an important resource for our retail partners, which we believe has enhanced our standing as the licensee and supplier of choice.

•

We are prudently financed. In August 2012, concurrently with our acquisition of Vilebrequin, we entered into a secured credit agreement with a group of lenders led by JPMorgan Chase Bank. The credit agreement is a five year senior secured credit facility providing for borrowings in the aggregate principal amount of up to $450,000,000. We believe that cash on hand and from operations, together with funds available from our credit agreement, are sufficient to meet our expected operating and capital expenditure requirements.

Our Response to Stockholder Feedback

At our 2011 annual meeting, 97% of the votes cast on our “say-on-pay” proposal indicated that our stockholders supported the compensation program for our executive officers. In light of such overwhelming approval, G-III made no material changes to the structure of the program in 2012. At our 2012 annual meeting, only 35% of the votes cast on our “say-on-pay” proposal were voted in support of the program. We and our Compensation Committee were disappointed with these results and have taken steps to address the concerns raised by stockholders.

Our Compensation Committee, with the assistance of Steven Hall & Partners, a nationally recognized independent compensation consultancy, surveyed the concerns expressed by our stockholders and stockholder advisory firms and conducted a review of the G-III executive compensation and corporate governance programs. During our meetings, stockholders indicated that they were very pleased with our financial performance, as well as with Morris Goldfarb’s leadership of our Company. We have taken steps to modify our executive compensation and corporate governance programs in ways designed to be responsive to concerns raised by stockholders. To facilitate in this process, and demonstrate their commitment to incorporating the views of stockholders into the compensation and governance programs of G-III, Morris Goldfarb and Sammy Aaron voluntarily agreed to modify the incentive compensation provisions in their respective employment agreements to impose higher company performance thresholds as an annual incentive award condition and add a cap on incentive compensation.

Our actions are summarized below, but a more complete description of this process and its outcomes is included in the Compensation Discussion and Analysis section of this Proxy Statement; this summary should be considered in conjunction with the Compensation Discussion and Analysis section, our Summary Compensation Table and the related tables and accompanying narrative.

We examined the design of our executive compensation program and took the following actions:

•	Increased the pre-tax income performance thresholds which must be met prior to payment of an annual cash incentive award to Morris Goldfarb and Sammy Aaron.

•	Instituted an annual cap on the amounts which Morris Goldfarb and Sammy Aaron can earn pursuant to their annual incentive awards.

•	Incorporated a second performance metric into the performance conditions required for earning our performance-based long-term equity incentive awards, beginning with the awards made in October 2012.

We also took additional actions to address stockholder concerns, including implementation of:

•	an Executive Incentive Compensation Recoupment Policy, or “clawback policy”;

•	a Hedging and Pledging Policy;

•	Stock Ownership Guidelines; and

•	an explicit prohibition of repricing and recycling of options and SARs.

We have also included a more robust discussion of the consideration of risk in making compensation decisions in this Proxy Statement.

Other actions taken to address corporate governance concerns include:

•	Our Board created a Lead Independent Director position and elected Richard White to serve as Lead Independent Director of the Board;

•	Morris Goldfarb has agreed to limit his service to no more than two other public company boards, in addition to his service on G-III’s Board; and

•	We have nominated Allen Sirkin to serve as a member of our Board. Mr. Sirkin is an experienced executive in the apparel industry and an additional independent director.

How Pay is Tied to Performance

Our compensation program is designed to ensure that the interests of our executive officers are aligned with those of our stockholders and, as such, the majority of compensation paid to our executive officers each year is based solely on the achievement of performance which we believe enhances the value of our stock. Our compensation program is designed to enhance stockholder value in the following ways:

•	The majority of compensation paid to our executives is variable and aligned with the short- and long-term performance of G-III;

•

Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions which are responsive to ever-changing market conditions, a hallmark of our business;

•

Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance shares which are earned only upon the achievement of two performance metrics based on stock price appreciation and earnings after taxes; and

•	We offer a competitive compensation program which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

Over the last 15 years, we have delivered significant returns to our stockholders.

We have delivered exceptional returns to our stockholders over the past fifteen years. During this period from February 1, 1998 through January 31, 2013, our stock price has increased 857%, significantly out-performing the 53% increase in the S&P 500 and the 238% increase in the S&P Textile (Apparel) Index over the same period.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, and a dedicated team of other executive officers, G-III has delivered top quartile performance in total stockholder return and growth in revenues, net income and market capitalization, demonstrating both our long-term orientation as well as our commitment to delivering top quartile results to stockholders, particularly with respect to total stockholder return.

* Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Fifth & Pacific Companies, Inc.; Lululemon Athletica, Inc.; Maidenform Brands, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Quiksilver, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; Warnaco Group, Inc.( The); and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; Jones Group, Inc. (The); PVH Corp.; Ralph Lauren Corp.; and VF Corp.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where historical data is not available, company is excluded from the comparison.

During Fiscal 2013, we delivered strong operational results and significant returns to our stockholders.

Business highlights for fiscal 2013 include:

•	Our net sales for fiscal 2013 were $1.4 billion, up 14% compared to the prior year.

•

Net income per diluted share increased to $2.80 in fiscal 2013 from $2.46 in the prior year. Net income per diluted share in fiscal 2013 included expenses and integration costs associated with our acquisition of Vilebrequin equal to $0.12 per share, net of taxes.

•	Our gross margin percentage increased by over 200 basis points to 32.3% in fiscal 2013 from 30.1% in fiscal 2012.

•

In August 2012, we acquired Vilebrequin, a leading global provider of swimwear, resort wear and related accessories. We believe that Vilebrequin is a premier status brand capable of significant worldwide expansion.

•

Concurrently with our acquisition of Vilebrequin, we entered into a new credit agreement with a group of lenders led by JPMorgan Chase Bank that provides for borrowings in an aggregate principal amount of up to $450 million, a significant increase from our previous bank agreement that had a maximum line of credit of $300 million.

•

We continued to add licenses to our portfolio including an agreement covering a broad range of women’s apparel under the Ivanka Trump brand and an agreement for men’s and women’s swimwear under the Calvin Klein brand, our tenth license agreement relating to Calvin Klein products.

How Fiscal 2013 Performance Impacted Chief Executive Officer Compensation

Granted Versus Realized Pay in Fiscal 2013 — Our Pay For Performance Philosophy in Action

Because our variable pay is based on a combination of earnings and stock price performance, the awards made in fiscal 2013 have not been earned. Our executives will receive these amounts only upon the satisfaction of the applicable performance goals and time vesting periods.

Based on the information in this “Prospectus Summary,” as well as the more detailed information contained in “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our shareholders should vote “FOR” Proposal No. 2 — Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “say on pay” proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 1, 2013 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director and director nominee; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation” below); and (iv) all directors, nominees and executive officers as a group. Carl Katz, a current director, will not stand for reelection at the Annual Meeting. Allen Sirkin, the former President of PVH Corp., is a new director nominee. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 20,124,732 (excludes treasury shares) shares of Common Stock outstanding as of March 1, 2013 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Morris Goldfarb	3,131,471	(1)	15.53%
Sammy Aaron	110,273	(2)	*
Thomas J. Brosig P.O. Box 7096 Gulfport, MS 39503	400		*
Alan Feller	11,812	(3)	*
Jeffrey Goldfarb	175,501	(4)	*
Carl Katz	48,555	(5)	*
Laura Pomerantz	9,400	(6)	*
Allen Sirkin	—		*
Willem van Bokhorst Johan van Walbeeckplein 11 Curaçao	53,300	(7)	*
Cheryl Vitali	600		*
Richard White	36,510	(8)	*
Royce & Associates, LLC(9) 745 Fifth Avenue New York, NY 10151	2,019,764		10.05%
Scopia Capital Management LLC(10) 152 West 57th Street, 33rd Floor New York, NY 10019	1,966,122		9.78%
BlackRock, Inc.(11) 40 East 52nd Street New York, NY 10022	1,604,304		7.98%
Buckingham Capital Management Incorporated(12) 750 Third Avenue, Sixth Floor New York, NY 10017	1,560,793		7.77%
FMR LLC(13) 82 Devonshire Street Boston, MA 02109	1,344,334		6.69%
Jeanette Nostra	48,555	(14)	*
Wayne S. Miller	15,758	(15)	*
Neal S. Nackman	28,757	(16)	*
All directors, nominees and executive officers as a group (13 persons)	3,622,337	(17)	17.85%

*	Less than one percent

(1)	Includes (i) 108,375 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 40,000 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 441,300 shares of Common Stock held by Morris and Arlene Goldfarb, as joint tenants; (iv) 14,833 shares of Common Stock owned by Arlene Goldfarb, Mr. Goldfarb’s wife; (v) 100,000 Common Shares held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust which directs the Trustee’s decisions as to voting and disposition of the Common Shares held in the Trust); (vi) 100,000 shares held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb, Mr. Goldfarb’s wife, serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust); and (vii) 37,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(2)	Includes 25,000 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(3)	Includes 8,400 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options and 250 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(4)	Includes (i) 5,000 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options; (ii) 10,000 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (iii) 12,448 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; (iv) 1,100 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees; and (v) 3,750 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(5)	Includes 7,500 shares of Common Stock issuable to Ms. Nostra upon vesting of restricted stock units within 60 days of March 1, 2013 and 5,400 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options.

(6)	Includes 9,000 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options.

(7)	Includes 20,400 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options.

(8)	Includes 4,200 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options and 1,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(9)	Information is derived from the Schedule 13G/A filed by Royce and Associates, LLC (“Royce”) with the Securities and Exchange Commission on March 6, 2013. Royce is a registered investment adviser and has sole voting power and sole dispositive power with respect to such shares.

(10)	Information is derived from the Schedule 13G filed by Scopia Capital Management LLC (“Scopia”) with the Securities and Exchange Commission on February 14, 2013. Scopia is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E)(1) and has sole voting power and sole dispositive power with respect to such shares.

(11)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on February 7, 2013. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power and sole dispositive power with respect to such shares.

(12)	Information is derived from the Schedule 13G filed by Buckingham Capital Management Incorporated (“Buckingham Capital”) and Buckingham Research Group Incorporated (“Buckingham Research”) with the

Securities and Exchange Commission on February 13, 2013. Buckingham Capital is a registered investment adviser and Buckingham Research, a registered broker-dealer and the parent company of Buckingham Capital, may be deemed to be the beneficial owner of such shares.

(13)

Information is derived from the Schedule 13G filed by FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) with the Securities and Exchange Commission on February 14, 2013. Fidelity is a registered investment adviser and subsidiary of FMR, and is the beneficial owner of 1,124,854 shares of Common Stock or 5.51% of the outstanding Common Stock. Edward C. Johnson 3rd and FMR each has sole dispositive power with respect to 1,124,854 shares of Common Stock or 5.51% of the outstanding Common Stock owned by certain funds. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 219,480 shares of Common Stock or 1.09% of the outstanding Common Stock. Edward C. Johnson 3rd and FMR through its control of PGATC each has sole dispositive power with respect to 219,480 shares of Common Stock or 1.09% of the outstanding Common Stock owned by certain institutional accounts managed by PGATC.

(14)	Includes 7,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013 and 5,400 shares of Common Stock which may be acquired by Mr. Katz within 60 days of March 1, 2013 upon the exercise of options.

(15)	Includes 13,750 of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(16)	Includes 16,700 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options and 5,000 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

(17)	Includes 69,100 shares of Common Stock which may be acquired within 60 days of March 1, 2013 upon the exercise of options and 94,250 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2013.

CORPORATE GOVERNANCE

The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. In addition, the Board has determined that Allen Sirkin, a director nominee, is independent. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held five meetings and acted by Unanimous Consent once during the fiscal year ended January 31, 2013. During the fiscal year ended January 31, 2013, each director in office attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he or she served during the time period in which he or she served, except that Cheryl Vitali attended three out of the five meetings of our Board of Directors during the fiscal year ended January 31, 2013. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Nine of our ten directors attended the 2012 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market and, in addition, each member of the Audit Committee is “independent” within the meaning of Marketplace Rule 5605(c)(2)(A) of The NASDAQ Stock Market and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Audit Committee

The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met nine times during the fiscal year ended January 31, 2013. A copy of the Audit Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers. The Compensation Committee, composed of Laura Pomerantz, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual Proxy Statement. Mr. White is the Chairman of the Compensation Committee. Following his election as a director, Allen Sirkin will become a member of our Compensation Committee.

Specific duties and responsibilities of the Committee include, but are not limited to: (i) reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives; (ii) recommending the compensation of our executive officers, giving consideration to the results of our most recent “say-on-pay” vote; (iii) reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers; (iv) reviewing and recommending changes to director compensation; (v) review and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “say-on-pay” vote in considering plans for executive officers; (vi) administering G-III’s stock-based compensation, incentive and benefit plans, including our 2005 Amended and Restated Stock Incentive Plan (the “2005 Plan”); and (vii) administering, interpreting and carry out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and NASDAQ Stock Market rules.

The Compensation Committee met seven times and acted by Unanimous Consent once during the year ended January 31, 2013. A copy of the Compensation Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2013, Laura Pomerantz, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee and Nominations Process

The Nominating and Corporate Governance Committee (a) assists the Board in its selection of individuals (i) as nominees for election to the Board at G-III’s next annual meeting of the stockholders or (ii) to fill any vacancies or newly created directorships on the Board and (b) developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws. The Committee was previously constituted as a Nominating Committee charged solely with duties relating to director nominations and related matters, but the Board amended its charter on March 13, 2013 to expand its duties to include corporate governance responsibilities. The members of the Nominating and Corporate Governance Committee are Thomas Brosig and Richard White. As of March 13, 2013, Mr. Brosig became the Chairman of the Nominating and Corporate Governance Committee, succeeding Richard White who became Lead Independent Director at that time. The Committee met formally once during the fiscal year ended January 31, 2013 and the members of the Committee informally discussed Committee matters on several occasions. In April 2013, Cheryl Vitali was added as a member of the Nominating and Governance Committee.

The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee met with Allen Sirkin and reviewed his qualifications and subsequently recommended to the Board that he be nominated for election as a director by the stockholders at the Annual Meeting. Mr. Sirkin was initially recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer. A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 6, 2014 to be considered for the 2014 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the NASDAQ Stock Market listing standards), the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. The Audit Committee meets periodically with management and our internal audit team to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. Matters of strategic risk are considered by the Board as a whole. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service as both Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on its most critical matters. As a result, we have a single leader for our company. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is commonly utilized by other public companies in the United States and we believe it has been effective for our company as well.

Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

On March 13, 2013, to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include: (i) advising the Chairman of the Board on Board meeting agendas and materials sent to the Board; (ii) serving as a liaison between non-management directors and the Chairman of the Board; (iii) calling and presiding over executive sessions of the non-management directors; (iv) presiding over Board meetings in the absence of the Chairman of the Board; (v) serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board; (vi) oversight of the Board’s annual assessment of the performance of the Chairman and Chief Executive Officer; and (vii) oversight of the Board’s annual self-assessment of its own performance. In connection with the creation of the Lead Independent Director position, the Board amended our by-laws to provide that the Lead Independent Director will preside over Board meetings in the absence of the Chairman of the Board.

Additional Corporate Governance Policies

The Company also maintains the following corporate governance policies.

Code of Ethics and Whistleblower Policy

All of the Company’s employees, officers and directors must adhere to our Code of Ethics. It codifies those standards that the Company believes are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics; and (v) accountability for adherence to the Code of Ethics. The Whistleblower Policy protects all of the Company’s employees, officers and directors if they raise concerns regarding the Company, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activity; activities that are not in line with G-III policy, including the Code of Ethics; or activities which otherwise amount to serious improper conduct. A copy of the Code of Ethics and Whistleblower Policy is available in the “Investor Relations” section of the Company’s website at http://www.g-iii.com.

Insider Trading, Hedging and Pledging Policy

The Insider Trading, Hedging and Pledging Policy applies to all directors and officers of the Company and all employees of the Company and its subsidiaries (“Company Personnel”), and prohibits trading or causing trading of the Company’s securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other Company Personnel specified by the Company from time to time from trading in Company securities during Company-established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to the Company or the retention and withholding of shares by the Company upon vesting of restricted stock in satisfaction of tax withholding obligations with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to the Company’s securities, pledging Company securities as collateral for a loan or holding Company securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and the Company’s total shares outstanding. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investor Relations” section of the Company’s website at http://www.g-iii.com.

Stock Ownership Guidelines

The Stock Ownership Guidelines require that (i) the Company’s Chief Executive Officer retain Company shares valued at six times his annual base salary; (ii) the Company’s Vice Chairman retain Company shares valued at two times his annual base salary; (iii) the Company’s other executive officers retain Company shares valued at one time their respective annual base salaries and (iv) each non-employee director of the Company retain Company shares valued at five times his or her annual cash retainer. Until these share ownership levels are achieved, the Company’s executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of Company equity grants. A copy of the Stock Ownership Guidelines is available in the “Investor Relations” section of the Company’s website at http://www.g-iii.com.

Executive Compensation Recoupment Policy

Pursuant to the Executive Compensation Recoupment Policy, or “Clawback Policy,” in the event that the Company is required to restate its financial statements for any financial year commencing after January 31, 2013, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers of the Company within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Compensation Recoupment Policy is available in the “Investor Relations” section of the Company’s website at http://www.g-iii.com.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of compensation paid to our named executive officers for the fiscal year ended January 31, 2013. (Reference to fiscal years in this Proxy Statement refer to the year ended January 31 of that year.) This information should be reviewed in conjunction with the data and associated narrative provided in the Summary Compensation Table, Grants of Plan-Based Awards Table and other tables that follow. For fiscal 2013, the following individuals served as our Named Executive Officers:

•	Morris Goldfarb, Chairman of the Board and Chief Executive Officer;

•	Neal S. Nackman, Chief Financial Officer and Treasurer;

•	Sammy Aaron, Vice Chairman;

•	Wayne S. Miller, Chief Operating Officer and Secretary; and

•	Jeanette Nostra, President.

Throughout this Proxy Statement, when discussing Company performance and performance metrics, we make reference to the Company’s pre-tax income. Unless otherwise defined, pre-tax income shall mean the net income of G-III and its subsidiaries, as reported in the consolidated financial statements of G-III audited by G-III’s independent registered public accounting firm, plus the sum of (i) the income taxes set forth in such financial statements and (ii) the amount of bonuses payable to our Named Executive Officers, provided that pre-tax income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles.

Our Response to Stockholder Feedback

We value the opinions of our stockholders and the Board and the Compensation Committee consider the outcome of our “say on pay” vote when making decisions regarding our executive compensation programs. At our annual meeting held in June 2011, 97% of the votes cast on our “say-on-pay” proposal indicated that our stockholders supported the compensation program for our executive officers. In light of such overwhelming approval, the Compensation Committee made no material changes to the structure of the program in 2012. At our annual meeting held in June 2012, only 35% of the votes cast on our “say-on-pay” proposal were voted in support of the program. We were disappointed with these results.

In response, the Compensation Committee of G-III conducted a detailed review of all aspects of the compensation program in place at G-III. To assist in this process, the Compensation Committee engaged Steven Hall & Partners, a nationally recognized executive compensation consultant, to advise the Committee on executive compensation and corporate governance matters and provide insight into “best practices” and program design considerations.

We sought additional information regarding the views of our stockholders and considered ways in which we could modify programs and features deemed problematic by our stockholders.

At the request of the Compensation Committee, views of stockholders and stockholder advisory firms were solicited and collated. During our meetings, stockholders indicated that they were very pleased with our financial performance, as well as with Morris Goldfarb’s leadership of our Company. The G-III executive compensation program was reviewed to identify ways in which the program could be modified so as to be responsive to stockholder concerns, while still effectively and efficiently promoting the short- and long-term strategic objectives of G-III, continuing to deliver value to our stockholders and recognizing long-standing contracts in place with executives.

We also noted aspects of our executive compensation programs which differed from current “best practices” as defined by stockholder advisory firms and others in the governance community. For each program or feature that we identified as potentially problematic, the Compensation Committee considered whether or not there were ways in which the program could be modified to be more responsive to stockholder concerns.

As part of this process, the Compensation Committee was mindful of the fact that certain features of our compensation program about which stockholders expressed concerns were contractually stipulated obligations that G-III has under its employment agreement with Morris Goldfarb, our Chairman and Chief Executive Officer. The Compensation Committee believes that the continued leadership of Mr. Goldfarb is critical over the next several years, and the modifications to the compensation program discussed below reflect the Committee’s efforts to balance the desire to retain Mr. Goldfarb with the intention to be responsive to the concerns of stockholders. For a more detailed description of the Compensation Committee’s views regarding the accomplishments of Mr. Goldfarb and the entire management team, please see the “Proxy Summary — About G-III” above.

In response to stockholder concerns, we have made modifications to our compensation program generally, and to the compensation arrangements with Morris Goldfarb and Sammy Aaron specifically.

Following a comprehensive review of the G-III compensation program, we responded to the concerns raised by stockholders by making modifications to our compensation program, and in certain cases, enhancing the transparency of our disclosure to ensure that programs already in place were better understood by our stockholders. These modifications are summarized below and discussed in greater detail on the following pages.

Stockholder Issue/Concern	Our Response
No clawback/ recoupment policy	We have implemented a clawback policy to assure that incentive compensation payments are fair and appropriate in light of actual performance.

No policy prohibiting hedging	We have implemented a policy that prohibits executives from hedging their interests in our stock. This policy also limits the ability of executives to pledge shares.

No stock ownership guidelines for executives or directors

We have implemented stock ownership guidelines for both our executive officers and our directors. Executive officers are required to hold shares in excess of:

-   6x base salary for our Chief Executive Officer

-   2x base salary for our Vice Chairman

-   1x base salary for our other Named Executive Officers

Our non-employee directors are required to hold shares equal to 5x their annual cash retainer.

No holding requirements on shares	Until stock ownership guidelines are met, our executive officers and directors are required to hold 50% of net, after-tax, shares received as the result of the exercise, vesting or payment of any G-III equity awards.

Share recycling for options/SARs permitted in our 2005 Plan	Our 2005 Plan has been amended to explicitly prohibit recycling of options/SARs.

Repricing of options/SARs not explicitly prohibited in our 2005 Plan	Our 2005 Plan has been amended to explicitly prohibit repricing of options/SARs.

No disclosure regarding consideration of risk in making compensation decisions	The G-III Compensation Committee has always incorporated considerations of risk into its deliberations of our executive compensation program and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

In addition to changes to the compensation program generally, the Compensation Committee also carefully considered concerns raised by stockholders with respect to the compensation arrangements of Morris Goldfarb, our Chairman and Chief Executive Officer. Compensation arrangements for Mr. Goldfarb, particularly with respect to his annual incentive compensation, are governed by his employment agreement, which does not currently expire until January 31, 2016. Although Mr. Goldfarb was under no obligation to enter into contract negotiations with respect to his employment agreement, like all members of the G-III Board, he is committed to addressing these concerns and therefore agreed to contract modifications designed to address the concerns of stockholders. These changes are summarized below and discussed in greater detail on the following pages. Sammy Aaron, our Vice Chair, also agreed to amend his employment agreement in a manner similar to Mr. Goldfarb.

Stockholder Issue/Concern	Our Response
Annual incentive performance metrics are not sufficiently rigorous	Mr. Goldfarb’s annual incentive arrangements are governed by his employment agreement. Although the Compensation Committee does not believe that a re-negotiation of Mr. Goldfarb’s employment agreement is in the stockholders’ best interests at this time, it asked for and secured Mr. Goldfarb’s agreement to raise the threshold level of pre-tax income G-III must earn before Mr. Goldfarb is eligible for an annual incentive payout. Mr. Aaron also agreed to this change in his employment agreement.

Uncapped annual incentive compensation opportunity	Pursuant to the amendment to Mr. Goldfarb’s employment agreement, the Compensation Committee will establish a target annual incentive each year based on the budgeted pre-tax income for the year. Mr. Goldfarb’s annual incentive opportunity will then be capped at two times the target. Mr. Aaron also agreed to this change in his employment agreement.

Insufficient rationale for size of long-term incentive awards

The Compensation Committee has historically made long-term incentive awards between March and June, which permits the Committee to calibrate awards based on a holistic review of demonstrated performance in the prior year. This ensures that awards simultaneously (i) reflect an assessment of prior performance and (ii) are dependent upon future performance for any value to be realized.

Awards with respect to fiscal 2012 were significantly delayed to permit the Compensation Committee to complete its assessment of the revised compensation program prior to finalizing the long-term award. The October 2012 awards to our Named Executive Officers with an aggregate value of $8,036,490 represented a decrease of 21% compared to the awards made in June 2011 with respect to fiscal 2011 performance. The fiscal 2012 awards reflect the Compensation Committee’s view that although fiscal 2012 was a year of record sales and the company took steps in fiscal 2012 to position itself for stronger growth in fiscal 2013, unseasonably warm weather and rapidly rising input costs led to disappointing results in the fourth quarter and a decrease in net income and net income per share for the full year. While these awards related to fiscal 2012 performance, the value of these awards are included as compensation for fiscal 2013 since the awards were made in October 2012.

Our Consideration of Alternate Annual Incentive Performance Metrics

We are aware that certain of our stockholders and stockholder advisory firms have expressed concern regarding the use of one performance metric, specifically pre-tax income, in the annual incentive program for our Named Executive Officers. Mindful of these concerns, the Compensation Committee conducted a review of alternate metrics which might replace or supplement the current one. However, following these deliberations, the Committee continues to believe that pre-tax income is the best financial metric to measure overall performance for G-III on a year-over-year basis. We believe that growth in pre-tax income is closely aligned with stock price appreciation over time, and therefore, have determined to continue using it as the performance metric in our annual incentive program for executive officers. The Committee did explicitly consider the use of a metric which incorporated shareholder dilution, such as pre-tax earnings per share. However, the Committee felt that the fact that Mr. Goldfarb is our largest shareholder sufficiently mitigated any dilution risks, and in light of our current contractual obligations to Messrs. Goldfarb and Aaron determined not to request this change at this point. We will continue to evaluate this choice to ensure that our annual incentive program continues to support the growth of stockholder value over the long-term.

In addition to these modifications to our compensation program, we also made additional changes to reflect other corporate governance concerns raised by our stockholders. Specifically, these included:

Stockholder Issue/Concern	Our Response
No independent board leadership	Our Board created a Lead Independent Director position and Richard White has been elected by the other directors of the G-III Board to serve as Lead Independent Director, to ensure that the Board continues to operate in an independent and cohesive manner.

CEO over-boarding	Morris Goldfarb has agreed to limit his service to no more than two other public company boards, in addition to serving as Chairman of our Board.

Lack of substantial majority of independent directors	We have nominated Allen Sirkin to serve as a member of our Board. Mr. Sirkin is the former President of PVH Corp. Mr. Sirkin’s significant experience as a senior operating executive of a well-respected apparel company will add to the industry expertise of our Board. Additionally, he will serve as another independent director, enhancing the overall independence of the Board, and will serve on the Compensation Committee.

Our Performance

Our Long-Term Performance

We have delivered exceptional return to our stockholders over the past fifteen years. During this period from February 1, 1998 through January 31, 2013, our stock price has increased 857%, significantly out-performing the 53% increase in the S&P 500 and the 238% increase in the S&P Textile (Apparel) Index over the same period.

Over this same 15 year period, under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, and a dedicated team of executive officers, G-III has delivered top quartile performance in total stockholder return and growth in revenues, net income, and market capitalization when compared to our competitors, demonstrating both our long-term orientation as well as our commitment to delivering top quartile results to stockholders, particularly with respect to total stockholder return.

* Pay Peers include: Carter’s Inc.; Columbia Sportswear Co.; Crocs, Inc.; Deckers Outdoor Corp.; Fifth & Pacific Companies, Inc.; Lululemon Athletica, Inc.; Maidenform Brands, Inc.; Oxford Industries, Inc.; Perry Ellis International, Inc.; Quiksilver, Inc.; Skechers USA, Inc.; Steven Madden, Ltd.; Under Armour, Inc.; Warnaco Group, Inc.( The); and Wolverine World Wide, Inc. Practice Peers include: Guess?, Inc.; Jones Group, Inc. (The); PVH Corp.; Ralph Lauren Corp.; and VF Corp.

Note: All financial numbers sourced from Bloomberg to ensure comparability with peers. In instances where historical data is not available, company is excluded from the comparison.

Fiscal 2013 Business Highlights

In fiscal 2013, we again delivered strong operating results. Business highlights included:

•	Our net sales for fiscal 2013 were $1.4 billion, up 14% compared to the prior year.

•

Net income per diluted share increased to $2.80 in fiscal 2013 from $2.46 in the prior year. Net income per diluted share in fiscal 2013 included expenses and integration costs associated with our acquisition of Vilebrequin equal to $0.12 per share, net of taxes.

•	Our gross margin percentage increased by over 200 basis points to 32.3% in fiscal 2013 from 30.1% in fiscal 2012.

•

In August 2012, we acquired Vilebrequin, a leading global provider of swimwear, resort wear and related accessories. We believe that Vilebrequin is a premier status brand capable of significant worldwide expansion.

•

Concurrently with our acquisition of Vilebrequin, we entered into a new credit agreement with a group of lenders led by JPMorgan Chase Bank that provides for borrowings in an aggregate principal amount of up to $450 million, a significant increase from our previous bank agreement that had a maximum line of credit of $300 million.

•

We continued to add licenses to our portfolio including an agreement covering a broad range of women’s apparel under the Ivanka Trump brand and an agreement for men’s and women’s swimwear under the Calvin Klein brand, our tenth license agreement relating to Calvin Klein products.

How Pay is Tied to Company Performance

Our Compensation Philosophy

Our compensation program is designed to enhance stockholder value in the following ways:

•	The majority of compensation paid to our executives is variable and aligned with the short- and long-term performance of G-III;

•

Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of our business;

•

Our long-term incentive program aligns the interests of executive officers with those of our stockholders through the use of performance shares which are earned only upon the achievement of two performance metrics based on stock price appreciation and earnings after taxes; and

•	We offer a competitive compensation program that enables us to attract and retain the highly qualified managerial and executive talent necessary to achieve our objectives.

How Our Business Impacts Our Compensation Program Design

We operate in a highly volatile and competitive industry, and our compensation program is designed to support and reward the behaviors that result in the best returns for our stockholders.

•	Our business is volatile and impacted by fashion trends and weather conditions that can be difficult to predict at the outset of a performance period.

•	We have a strong performance-oriented culture, designed to motivate executives to make strategic decisions and execute these objectives in a manner that drives performance.

•

Our annual incentive program is oriented towards bottom-line results, rather than interim performance metrics, so as to empower our executives with the flexibility to quickly make decisions which are responsive to ever-changing market conditions.

•

Our long-term incentive program is designed to pay out only upon the achievement of both earnings after taxes and stock price hurdles, ensuring that our executives do not make short-term decisions that are detrimental to the long-term interests of our stockholders.

•

Strong relationships with our customers and suppliers are essential, since both can serve as competitors. The personal relationships maintained by our Chairman and Chief Executive Officer and our other executive officers are critical to the successful execution of our business.

•	We have an employment contract with our Chief Executive Officer which secures his services until January 31, 2016.

•	Preserving long-term relationships with customers can result in business decisions (such as accepting returns of unsold items) that may be detrimental to G-III in the short-term.

•

Our compensation program has a mix of short and long-term performance elements, and is focused on metrics such as pre-tax income, earnings after taxes and stock price that allow our executives to balance short-term considerations with the long-term interests of our stockholders.

•	Our lack of significant pricing leverage due to labor and raw material constraints drive focus on execution to ensure profitability.

•	By focusing our short-term incentive program on pre-tax income, we empower our executives to make decisions over the course of the year which serve the best interests of our stockholders.

•

The competitive labor market in which we compete for executive talent is characterized by a significant number of private companies and many seasonal and short-term competitors, many of which provide compensation packages that are heavily skewed towards short-term, cash compensation.

•

While we provide meaningful annual compensation opportunities that are paid in cash, we also recognize the importance of long-term incentive compensation, particularly with respect to the benefits it provides in terms of alignment with stockholder interests and employee retention, and provide meaningful performance-vested long-term incentive compensation opportunities to our employees.

Our Compensation Program Is Reflective of Best Practices

Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our stockholders:

•

We pay for performance.    The majority of the total compensation opportunity for our executive officers is incentive-based and can be earned only upon the achievement of corporate and, for certain of our Named Executive Officers, individual performance objectives.

•

We assess performance on a short- and long-term basis.    Our incentive compensation is earned over several different and overlapping short- and long-term performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods.

•

We utilize multiple long-term performance metrics.    In response to our conversations with stockholders, we have modified our equity grant policy so that beginning with awards made in fiscal 2013, performance shares are earned only upon the achievement of two performance metrics: stock price appreciation and earnings after taxes.

•

We have stock ownership guidelines for our executives and directors.    Until these guidelines are achieved, executives are required to hold 50% of net, after tax, shares received upon exercise or vesting of Company equity grants. An exception may be granted, in certain limited instances, at the discretion of our Compensation Committee; no such exception has been granted.

•	We have a policy prohibiting our directors and all employees, including our executives, from hedging our shares. None of our executives has hedged any of our shares.

•

We have a policy prohibiting our directors and all employees, including our executives, from pledging our shares.    An exception may be granted, in certain limited instances, at the discretion of our Compensation Committee; no such exception has been granted and none of our executives or directors has pledged any of our shares.

•

Our incentive compensation awards are subject to clawback.    For any fiscal year commencing after fiscal 2013, the Compensation Committee may recoup incentive compensation paid to executive officers predicated at least in part upon the achievement of financial results which are subsequently restated.

•	We do not provide tax gross-ups for any reason.

•	We do not provide aggressive change in control benefits.

•

Our compensation program mitigates undue risk.    Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

What We Pay and Why — Elements of Our Compensation Program

Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation

Our compensation program is comprised of three elements: base salary, annual incentives and long-term incentives. We weight incentive compensation more heavily than fixed compensation to motivate our executives to achieve results that will enhance stockholder value over the long-term. We balance short-term and long-term incentive pay so that our executives are rewarded for both operational and stock price performance, and to balance competitive pressures to deliver cash-based compensation with our belief that equity compensation is essential to align the interests of our executives with those of our stockholders and provides meaningful incentives for our executives to remain with G-III. The following charts illustrate the percentage of compensation for our Chief Executive Officer and our other Named Executive Officers with respect to fiscal 2013 represented by base salary, annual incentives and long-term incentives.

Base Salary

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries following a consideration of the following factors:

•	Breadth, scope and complexity of the role;

•	Skills and experience required for the role;

•	Tenure in position;

•	Individual performance; and

•	Competitive labor market for the position.

We make periodic adjustments to base salaries to reflect:

•	Merit increases in instances where individual performance, responsibilities and experience warrant such an adjustment;

•	Promotions or significant changes in the scope of the position; and

•	Market adjustments to reflect the competitive labor market.

With the exceptions of adjustments to the salary of our Chairman and Chief Executive Officer, salary adjustments are usually considered at the suggestion of our Chairman and Chief Executive Officer, and are subject to the discretion of the Compensation Committee.

In fiscal 2013, the Compensation Committee did not adjust the base salaries of our Named Executive Officers, other than that of our Chief Financial Officer, Neal Nackman, whose annual base salary was raised from $325,000 to $375,000, effective June 5, 2012. The Committee believed that an increase in Mr. Nackman’s annual salary was appropriate based on the growth of G-III and the expanded international scope of our business. Mr. Nackman had not received an increase in his annual base salary since April 2007.

Annual Incentives

Our annual incentive program is designed to reward annual performance, which we believe contributes to the long-term performance of G-III and the enhancement of stockholder value.

Arrangements for Messrs. Goldfarb and Aaron

Annual incentive arrangements for Messrs. Goldfarb and Aaron are governed by their respective employment contracts. In fiscal 2013, both executives were entitled to varying percentages of pre-tax income in excess of $2,000,000 and no incentive award if G-III’s pre-tax income was $2,000,000 or less.

These annual incentive awards are structured to recognize the unique roles held by Messrs. Goldfarb and Aaron in the overall management of our business and the design and execution of our corporate strategy. Additionally, these awards are intended to foster an entrepreneurial environment in which these individuals are incentivized and rewarded to maximize pre-tax income, which the Compensation Committee believes is an important driver of stock price appreciation. The Compensation Committee believes that incentivizing Messrs. Goldfarb and Aaron in the same manner encourages them to operate as a team and promotes a shared focus in the successful operation of our business.

In fiscal 2013, our pre-tax income was $92 million. Based upon these financial results, an annual incentive payment of $5,744,992 was awarded to Mr. Goldfarb and $3,750,203 was awarded to Mr. Aaron.

Beginning in fiscal 2014, both of these executives have agreed to modifications to this incentive structure. Specifically, neither executive will be entitled to any incentive compensation unless G-III’s pre-tax income exceeds $10 million. Additionally, each year, the Compensation Committee will establish a target annual incentive bonus based on the budgeted pre-tax net income for the year. The total annual incentive opportunity will then be capped at two times the target bonus. The percentages of pre-tax income payable to each of Mr. Goldfarb and Mr. Aaron are as follows:

	Prior to Contract Modification		Following Contract Modification
G-III Pre-Tax Income	% Due Mr. Goldfarb	% Due Mr. Aaron	% Due Mr. Goldfarb	% Due Mr. Aaron
$0 - $2,000,000	0%	0%	0%	0%

$2,000,001 - $3,000,000	3%	3%	0%	0%

$3,000,001 - $4,000,000	4%	3%	0%	0%

$4,000,001 - $6,000,000	6%	3%	0%	0%

$6,000,001 - $10,000,000	6%	4%	0%	0%

$10,000,001 or more	6%	4%	6%	4%

Arrangements for Mr. Miller and Ms. Nostra

Annual incentive arrangements for Mr. Miller and Ms. Nostra are also based upon pre-tax income. To preserve beneficial tax treatment for G-III under Section 162(m) of the Internal Revenue Code of 1986, as amended, Mr. Miller and Ms. Nostra were each entitled to a maximum annual incentive of up to 2.5% of our pre-tax income, provided that our pre-tax income exceeded $6,000,000. The Compensation Committee has the discretion to reduce the amount otherwise payable under this formula based on such factors as it deems appropriate, and has exercised this discretion in every year. In adjusting annual incentive awards for Mr. Miller and Ms. Nostra, the Compensation Committee generally considers:

•	Recommendations of our Chairman and Chief Executive Officer;

•

Individual performance as measured by contributions to, among other things, our financial performance, including sales growth, margin improvement and cost reduction, as well as managing major corporate transactions such as raising capital or the successful completion of an acquisition; and

•	Excellent performance in unusual or difficult circumstances.

In fiscal 2013, our pre-tax income was $92 million and Mr. Miller and Ms. Nostra were each entitled to maximum annual incentives of $2,300,122. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Miller and Ms. Nostra, the analysis by the Compensation Committee generally involved the use of qualitative/subjective individual performance goals. Following deliberations, the Compensation Committee determined to award $1,500,000 to Mr. Miller and $150,000 to Ms. Nostra, which reflected 1.63% and 0.16% of pre-tax income, respectively. In determining the bonuses to be awarded, the Compensation Committee considered overall company performance, the scope of job responsibilities, tenure with G-III, the contributions by each executive to our performance, the performance of the divisions or departments of G-III for which the executive was responsible, internal equity, the relationship of total compensation paid to the compensation paid to other executives and the relationship of compensation paid in fiscal 2013 to compensation paid in prior years.

Arrangements for Mr. Nackman

In making determinations regarding the annual incentive award for Mr. Nackman, the Compensation Committee considers:

•	Recommendations of our Chairman and Chief Executive Officer;

•

Individual performance as measured by contributions to, among other things, management of our financial and accounting departments, our financial performance, including sales growth, margin improvement and cost reduction, as well as his role in major corporate transactions, such as raising capital or the successful completion of an acquisition; and

•	Excellent performance in unusual or difficult circumstances.

In fiscal 2013, the Compensation Committee determined to award an annual incentive of $425,000 to Mr. Nackman based on the aforementioned factors.

Long-Term Incentives

We make long-term incentive awards to our Named Executive Officers so as to:

•	Align the interests of our executives with those of our stockholders;

•	Incentivize and reward our executives to achieve long-term performance objectives, including enhanced stockholder value and the achievement of an earnings after taxes hurdle;

•	Foster an entrepreneurial environment and instill an ownership culture;

•	Recognize accomplishments in the prior fiscal year; and

•	Provide meaningful incentives for the continued service of our executives.

Use of Performance-Vested Restricted Shares

The Compensation Committee makes awards of performance-vested restricted shares because they:

•	Align the interests of our executives with those of our stockholders;

•	Provide value only upon the achievement of pre-defined performance hurdles, including stock price and earnings after taxes levels; and

•	Minimize the dilutive impact to our stockholders.

Fiscal 2013 Performance Metrics

In fiscal 2013, in response to stockholder concerns regarding the use of a sole performance metric for purposes of determining long-term incentive payouts, the Compensation Committee determined that performance-vested restricted shares awarded in fiscal 2013 will be earned only upon the achievement of the following two performance metrics:

•

The average closing price per share of our Common Stock on the NASDAQ Global Select Market is $42.78 (which is 15% above the closing price of our Common Stock on the NASDAQ Global Select Market on the date of grant) or higher over a twenty consecutive trading day period during the five-year period commencing on October 6, 2012 and ending on October 5, 2017; and

•	Our consolidated earnings after taxes, as adjusted for acquisition costs, exceeds $53 million in any of the fiscal years ending January 31, 2013, 2014, 2015, 2016 or 2017.

Fiscal 2013 Vesting Requirements

In addition, consistent with past grant practice, the right to receive these shares is also subject to a time vesting condition pursuant to which shares become vested at an annual rate of 25% beginning on the second anniversary of the date of grant, subject to the satisfaction of the two performance conditions. The time vesting condition provides an additional retention element to these awards.

How We Determined Fiscal 2013 Awards

Because of the difficulty in accurately forecasting and assessing performance at the beginning of the performance period, the Compensation Committee typically makes long-term incentive awards in the spring, following the completion of the prior fiscal year. This year, the Compensation Committee postponed finalization of these awards pending the completion of the comprehensive review of the compensation program conducted in response to our most recent “say-on-pay” vote. Determinations of grant sizes for the awards made during fiscal 2013 were based upon a holistic review of demonstrated performance during fiscal 2012, as well as their assessment of the recipient’s potential contribution to our growth and financial results.

When compared to fiscal 2012 awards (which related to fiscal 2011 performance), the awards made in fiscal 2013 were generally lower. This reflects the Compensation Committee’s view that although fiscal 2012 was a year of record sales and the company took steps in fiscal 2012 to position itself for stronger growth in fiscal 2013, unseasonably warm weather and rapidly rising input costs led to disappointing results in the fourth quarter and a decrease in net income and net income per share for the full fiscal 2012 year compared to fiscal 2011.

Timing of Equity Awards

We do not have any plan to select option grant dates or restricted stock or restricted stock unit award dates for our Named Executive Officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general policy that equity grants to existing employees should be made annually during the first half of our fiscal year. It is anticipated that equity grants to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The exercise price of all stock options awarded to our Named Executive Officers has been made at the market price on the date of the award. The Compensation Committee retains the discretion not to make equity grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Compensation Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances warrant making a grant at such other times.

Other Compensation Elements

Benefits

Our executives are eligible to participate in Company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. Fifty percent of the amount of employee contributions, including those of our Named Executive Officers, may be matched by us up to a maximum of six percent of eligible compensation.

Perquisites

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our Named Executive Officers, which we believe are consistent in type and amount with those paid by our competitors. For additional information regarding perquisites paid to our executive officers, please see footnotes 2, 3 and 4 to the “Summary Compensation Table” below.

We do not provide tax gross-ups on any benefits or perquisites provided to our Named Executive Officers.

Other Compensation and Governance Programs, Policies and Considerations

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our non-employee directors and our Named Executive Officers. These guidelines are intended to foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
All Other Named Executive Officers	1x

Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and non-employee directors achieve the required guideline, they are required to retain 50% of the net, after tax, shares received as the result of the satisfaction of time or performance vesting requirements. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines.

Clawback /Executive Incentive Compensation Recoupment Policy

Beginning with financial years commencing after January 31, 2013, in the event that G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.

The Compensation Committee intends to modify this policy to ensure compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, once regulations to be adopted under that Act are finalized.

Anti Hedging Policy

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

Anti Pledging Policy

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock.

The Committee may, in its sole discretion and in limited instances, grant exemptions to this policy after giving consideration to the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

Employment Agreements

We have employment agreements with Messrs. Goldfarb, Aaron and Miller.

Goldfarb Employment Agreement

Mr. Goldfarb has an employment agreement with us that is effective through January 31, 2016. This agreement is automatically extended each year for an additional year absent a notice of non-extension to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. Prior to amendment of the employment agreement on March 13, 2013, Mr. Goldfarb was entitled to an annual incentive bonus equal to up to 6 percent of our Pre-Tax Income (as defined in his employment agreement) in excess of $2,000,000 if our Pre-Tax Income exceeded $2,000,000. Following the most recent amendment, Mr. Goldfarb is not entitled to an annual incentive bonus unless Pre-Tax Income exceeds $10,000,000, at which point he will be entitled to 6 percent of our Pre-Tax Income in excess of $2,000,000. Additionally, pursuant to the amended contract, Mr. Goldfarb’s annual incentive payouts will be capped annually at an amount equal to two times the targeted bonus based upon the budgeted level of Pre-Tax Income as determined by the Compensation Committee no later than April 30 of each fiscal year.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy which names his wife as beneficiary.

For additional information concerning Mr. Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Goldfarb” below.

Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2014. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. The agreement provides for an annual base salary of $750,000. Prior to amendment of the employment agreement on March 13, 2013, Mr. Aaron was entitled to receive a bonus of up to 4% of our Pre-Tax Income (as defined in the employment agreement) in excess of $2,000,000. Following the most recent amendment, Mr. Aaron is not entitled to an annual incentive bonus unless our Pre-Tax Income exceeds $10,000,000, at which point he will be entitled to 4 percent of our Pre-Tax Income in excess of $2,000,000. Additionally, pursuant to the amended contract, Mr. Aaron’s annual incentive payouts will be capped annually at an amount equal to two times the targeted bonus based upon the budgeted level of Pre-Tax Income as determined by the Compensation Committee no later than April 30 of each fiscal year.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Aaron” below.

Miller Employment Agreement

Mr. Miller has an employment agreement with us that is effective through January 31, 2016. On August 1, 2014 and on each subsequent August 1 prior to the end of the then term, the term of the agreement will automatically be extended for an additional year unless either party gives written notice of non-extension to the other no more than 60 days prior to such August 1. The agreement provides that Mr. Miller will receive an annual salary of $500,000, plus such bonus, if any, as shall be awarded by G-III’s Board of Directors or Compensation Committee, and will be entitled to participate in G-III’s benefit plans and arrangements for senior executive personnel.

For additional information concerning Mr. Miller’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control — Severance and Change in Control Arrangements of Mr. Miller” below.

Effect of Section 162(m) of the Code

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation may not deduct as an expense for federal income tax purposes total compensation in excess of $1 million paid in any taxable year to each of its chief executive officer and other Named Executive Officers (other than the Chief Financial Officer). Section 162(m) of the Code provides an exemption for certain “performance-based” compensation. Annual bonus amounts payable to Messrs. Goldfarb and Aaron pursuant to stockholder-approved formulae contained in their employment agreements, as well as compensation to our Named Executive Officers attributable to performance-based restricted stock units and stock options, are intended to qualify for the “performance-based compensation” exemption. Our 2005 Plan also allows us to award annual and other cash incentive compensation to our other Named Executive Officers in a manner that will also qualify them for the “performance-based compensation” exemption.

The Compensation Committee is mindful of the limit on deductibility of certain non-performance-based compensation under Section 162(m) of the Code; however, the Committee is not constrained from authorizing the payment of compensation that is subject to the deduction limit and may do so, as and when it deems appropriate, and in our best interest, under the circumstances. Although the Compensation Committee considers the net cost to G-III in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that we will be allowed to deduct all of the compensation paid to our executives.

How We Make Compensation Decisions

The Role of the Compensation Committee

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and Chief Executive Officer in connection with making its determinations regarding compensation our other Named Executive Officers, and relies to a large extent on his evaluation of each executive officer’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

The Role of Management

Other than our Chairman and Chief Executive Officer, no other member of G-III’s management team is involved in determining compensation levels or policies at G-III with respect to our Named Executive Officers. Our Chairman and Chief Executive Officer is not involved in the determination of his own pay.

The Role of the Compensation Committee’s Independent Compensation Consultant

In July 2012, the Compensation Committee engaged Steven Hall & Partners, a nationally recognized executive compensation consultancy, to serve as its independent advisor with respect to its review of stockholder concerns and identification of potential modifications to the G-III executive compensation and corporate governance structure. Steven Hall & Partners assisted the Committee with its assessment of stockholder concerns following last year’s “say-on-pay” vote and the development of new executive compensation and corporate governance programs and policies to address those concerns. In carrying out these responsibilities, Steven Hall & Partners provided the Compensation Committee with insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms.

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion. Steven Hall & Partners has never performed any services other than executive and director compensation and related corporate governance consulting for G-III, and performed its services only on behalf of and at the direction of the Compensation Committee.

The Compensation Committee believes that no conflict of interest was raised as a result of the work performed by Steven Hall & Partners during the year ended January 31, 2013. In reaching this conclusion, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1(b)(4). Specifically, the Compensation Committee has analyzed whether the work of Steven Hall & Partners as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to G-III by Steven Hall & Partners; (ii) the amount of fees from G-III paid to Steven Hall & Partners as a percentage of Steven Hall & Partners’ total revenue; (iii) the policies and procedures of Steven Hall & Partners that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners with a member of the Compensation Committee; (v) any G-III stock owned by Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners; and (vi) any business or personal relationship of Steven Hall & Partners or the individual compensation advisors employed by Steven Hall & Partners with a G-III executive officer. Additionally, compensation payments made to Steven Hall & Partners and any affiliates for the year ended January 31, 2013 were less than $120,000 and Steven Hall & Partners or its affiliates did not provide additional services to G-III in excess of $120,000 during the year ended January 31, 2013.

The Role of Stockholder “Say-on-Pay” Votes

As discussed in greater detail above, G-III values the opinions of its stockholders and was disappointed in last year’s “say-on-pay” vote results. As a result, G-III spent considerable time soliciting additional information regarding the concerns of stockholders and identifying ways in which the compensation program could be modified to address these concerns. For a description of these actions, please see “Compensation Discussion and Analysis — Our Response to Stockholder Feedback.”

The Role of Competitive Marketplace Practice

We did not use competitive marketplace analysis in connection with the establishment of pay levels or design for fiscal 2013.

As part of its review of the G-III compensation program and identification of potential modifications to the G-III compensation and governance structure, Steven Hall & Partners provided an analysis of compensation design features and chief executive officer pay levels based upon market data from public filings of 15 publicly traded companies that were similar to us. These companies were selected based on the following parameters:

•	Appropriately sized companies (revenues ranged from approximately 0.5 to 2 times those of G-III);

•	Industries similar to G-III, specifically apparel and retail companies; and

•	Companies from the comparator groups used by stockholder advisory groups, excluding those which were clearly inappropriate based on industry classification.

The companies in the pay level peer group included:

Carter’s, Inc.	Lululemon Athletica, Inc.	Skechers USA, Inc.

Columbia Sportswear Co.	Maidenform Brands, Inc.	Steven Madden, Ltd.

Crocs, Inc.	Oxford Industries, Inc.	Under Armour, Inc.

Deckers Outdoor Corp.	Perry Ellis International, Inc.	Warnaco Group, Inc. (The)

Fifth & Pacific Companies, Inc.	Quiksilver, Inc.	Wolverine World Wide, Inc.

In addition to the 15 companies identified as potential pay comparators, Steven Hall & Partners identified five additional companies which were too large to serve as pay comparators, but which were nonetheless viewed as possible sources for competitive intelligence regarding pay design and practices. The additional companies in the practice peer group included:

Guess?, Inc.	Jones Group, Inc. (The)	PVH Corp.

Ralph Lauren Corp.	VF Corp.

The Consideration of Risk

The Compensation Committee incorporates considerations of risk into its deliberations regarding pay levels and practices, and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman

Laura Pomerantz

Willem van Bokhorst

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)		All Other Compensation ($)(1)	Total ($)
Morris Goldfarb	2013	1,000,000	5,744,992	3,479,000	—	—	240,766	(2)	299,768	10,764,526
Chairman of the Board and Chief Executive Officer	2012	1,000,000	4,930,213	4,606,500	—	—	28,699	(3)	300,684	10,866,096
	2011	1,000,000	5,802,444	1,831,500	—	—	30,480	(4)	298,579	8,963,003

Neal S. Nackman	2013	354,000	425,000	347,900	—	—	—		11,220	1,138,120
Chief Financial Officer and Treasurer	2012	325,000	350,000	307,100	—	—	—		14,790	996,890
	2011	325,000	500,000	101,750	—	—	—		14,790	941,540

Sammy Aaron	2013	750,000	3,750,203	2,296,140	—	—	—		31,375	6,827,718
Vice Chairman	2012	750,000	3,218,333	3,071,000	—	—	—		29,994	7,069,327
	2011	750,000	3,787,708	1,221,000	—	—	—		32,081	5,790,789

Wayne S. Miller	2013	500,000	1,500,000	1,739,500	—	—	—		75,248	3,814,748
Chief Operating Officer and Secretary	2012	500,000	1,200,000	1,966,150	—	—	—		68,979	3,765,129
	2011	500,000	1,700,000	508,750	—	—	—		68,344	2,777,094

Jeanette Nostra	2013	500,000	150,000	173,950	—	—	—		19,255	843,205
President	2012	500,000	300,000	214,970	—	—	—		28,806	1,043,776
	2011	500,000	500,000	203,500	—	—	—		31,861	1,235,361

(1)	All Other Compensation includes the following:

Name	Fiscal Year	Life Insurance Premiums(a)	Supplemental Long-Term Disability Coverage Insurance Premiums(b)	Matching Contribution to 401(k) Plan(c)	Perquisites		Total
Morris Goldfarb	2013	138,900	17,353	7,500	136,015	(d)	299,768
	2012	138,890	18,333	7,350	136,111	(e)	300,684
	2011	138,900	18,333	7,350	133,996	(f)	298,579

Neal S. Nackman	2013	3,720	—	7,500	—		11,220
	2012	7,440	—	7,350	—		14,790
	2011	7,440	—	7,350	—		14,790

Sammy Aaron	2013	7,382	—	7,500	16,493	(g)	31,375
	2012	7,382	—	7,350	15,262	(g)	29,994
	2011	7,766	—	7,350	16,965	(g)	32,081

Wayne S. Miller	2013	47,029	15,129	7,500	5,590	(h)	75,248
	2012	40,700	15,129	7,350	5,800	(h)	68,979
	2011	41,065	15,129	7,350	4,800	(h)	68,344

Jeanette Nostra	2013	3,430	—	7,500	8,325	(i)	19,255
	2012	—	13,131	7,350	8,325	(i)	28,806
	2011	1,080	13,131	7,350	10,300	(i)	31,861

(a)	The full amount of all premiums paid by G-III for life insurance coverage.

(b)	The full amount of all premiums paid for supplemental long term disability coverage.

(c)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations).

(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,015 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,111 for the reimbursement of Mr. Goldfarb’s parking expenses.

(f)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $13,996 for the reimbursement of Mr. Goldfarb’s parking expenses.

(g)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

(h)	The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

(i)	The full amount paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

(2)	Includes $49,292 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of $191,474 in the market value of the investments in the supplemental executive retirement plan account.

(3)	Includes $7,033 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a net gain of $21,666 in the market value of the investments in the supplemental executive retirement plan account.

(4)	Includes $1,384 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of $29,096 in the market value of the investments in the supplemental executive retirement plan account.

Narrative Discussion of Summary Compensation Table Information

For a narrative description of the material terms of each of Mr. Goldfarb’s, Mr. Aaron’s and Mr. Miller’s employment agreement, see “Compensation Discussion and Analysis — Employment Agreements” above, and for a narrative description of the material terms of the grants of planned base awards to our named executive officers, see “Grants of Plan Based Awards — Fiscal 2013 Equity Awards.” The following is a narrative explanation of the amount of base salary and bonus each for each of our named executive officer’s in proportion to each named executive officer’s respective total compensation.

Mr. Goldfarb’s base salary constituted 11.2%, 9.2% and 9.3% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively. His cash bonus constituted 64.7%, 45.4% and 53.4% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively.

Mr. Nackman’s base salary constituted 34.5%, 32.6% and 31.1% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively. His cash bonus constituted approximately 53.1%, 35.1% and 37.3% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively.

Mr. Aaron’s base salary constituted approximately 13.0%, 10.6% and 11.0% of his total compensation in fiscal 2011 fiscal 2012 and fiscal 2013, respectively. His cash bonus constituted approximately 65.4%, 45.5% and 54.9% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively.

Mr. Miller’s base salary constituted approximately 18.0%, 13.3% and 13.1% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively, and his cash bonus constituted 61.2%, 31.9% and 39.3% of his total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively.

Ms. Nostra’s base salary constituted approximately 40.5%, 47.9% and 59.3% of her total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively, and her cash bonus constituted 54.4%, 40.5% and 17.8% of her total compensation in fiscal 2011, fiscal 2012 and fiscal 2013, respectively.

GRANTS OF PLAN-BASED AWARDS

In October 2012, we granted restricted stock units to each of our Named Executive Officers. The following table summarizes the grant of restricted stock units made to each of the Named Executive Officers in the fiscal year ended January 31, 2013.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards ($)(2)
Morris Goldfarb	10/5/2012	100,000	3,479,000
Sammy Aaron	10/5/2012	66,000	2,296,140
Wayne Miller	10/5/2012	50,000	1,739,500
Jeanette Nostra	10/5/2012	5,000	173,950
Neal Nackman	10/5/2012	10,000	347,900

(1)	The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in fiscal 2013. These awards link compensation to our financial performance during a five year period. As of the end of fiscal 2013, one of the two performance conditions was satisfied when our consolidated earnings after taxes, as adjusted for acquisition costs, exceeded $53 million for fiscal 2013. The second performance condition based on an increase in our stock price must be satisfied before October 5, 2017. For a detailed description of these awards, including the performance and vesting conditions, please see “Compensation Discussion and Analysis — Long Term Incentives” above.

(2)	The amounts reflect the full grant date value of restricted stock units under ACS 718 awarded to the Named Executive Officers in fiscal 2013. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding option and stock awards held by each Named Executive Officer at January 31, 2013.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Morris Goldfarb							100,000 150,000 67,500 15,000	(2) (3) (4) (5)	3,589,000 5,383,500 2,422,575 538,350

Neal S. Nackman	12/02/2003 10/19/2007	12,500 4,200			7.13 18.40	12/02/2013 10/19/2017	10,000 10,000 3,750 3,750	(2) (3) (4) (5)	358,900 358,900 134,858 134,858

Sammy Aaron							66,000 100,000 45,000 10,000	(2) (3) (4) (5)	2,368,740 3,589,000 1,615,050 358,900

Wayne S. Miller							50,000 65,000 18,750 7,500	(2) (3) (4) (5)	1,794,500 2,332,850 672,938 269,175

Jeanette Nostra							5,000 7,000 7,500 5,000	(2) (3) (4) (5)	179,450 251,230 269,175 179,450

(1)	Market value of unvested restricted stock units assumes a price of $35.89 per share of our Common Stock as of January 31, 2013.

(2)	Reflects unvested deferred stock units issued to the Named Executive Officers in fiscal 2013 under the 2005 Plan. Subject to satisfaction of Performance Conditions that have not as yet been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on October 5, 2014, 25% on October 5, 2015, 25% on October 5, 2016 and 25% on October 5, 2017.

(3)	Reflects unvested deferred stock units issued to the Named Executive Officers in fiscal 2012 under the 2005 Plan. Subject to satisfaction of a price vesting condition that has not as yet been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on June 29, 2013, 25% on June 29, 2014, 25% on June 29, 2015 and 25% on June 29, 2016.

(4)	Reflects unvested restricted stock units issued to the Named Executive Officers in fiscal 2011 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on March 17, 2013, and 50% on March 17, 2014. An additional price vesting condition has been satisfied.

(5)	Reflects unvested restricted stock units issued to the Named Executive Officers in fiscal 2010 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on April 15, 2013. An additional price vesting condition has been satisfied.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all option exercises and shares vested for the Named Executive Officers for the fiscal year ended January 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Morris Goldfarb	—	—	75,000	1,881,525
Neal S. Nackman	300	8,865	5,000	137,138
Sammy Aaron	—	—	25,000	666,350
Wayne S. Miller	—	—	26,250	664,913
Jeanette Nostra	—	—	16,250	410,125

(1)	Reflects the aggregate market value of the Common Stock on date of exercise less the aggregate exercise price paid.

(2)	Reflects vested restricted stock units issued. With respect to June 2008 grants, 25% of the restricted stock units vested on June 26, 2011 and the remainder vested on June 26, 2012. With respect to the April 2009 grants, 25% of the restricted stock units vested on April 15, 2011 and April 15, 2012, and the remainder will vest on April 15, 2013.

(3)	Reflects the aggregate value of the shares issued at a market price of $25.77 on the March 17, 2012 vesting date, $27.98 on the April 15, 2012 vesting date, and $23.52 on the June 26, 2012 vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2013.

Name	Executive Contributions in Fiscal 2012 ($)	Registrant Contributions in Fiscal 2012 ($)		Aggregate Earnings (Loss) in Fiscal 2013 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 31, 2013 ($)
Morris Goldfarb		100,000	(1)	240,766	(2)		1,386,032	(3)

(1)	Amount has been reported as “All Other Compensation” in the Summary Compensation Table.

(2)	Amount has been reported as “Change in Pension Value and Nonqualified Deferred Compensation Earning” in the Summary Compensation table.

(3)	Reflects the aggregate amount of contributions by G-III for the named executive officer during his career with G-III plus the investment earnings thereon. Amounts deferred each year by the named executive officer have been reported in the Summary Compensation Tables in G-III’s Proxy Statement in the year earned.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Mr. Goldfarb, Mr. Aaron and Mr. Miller, and executive transition agreements with each of Mr. Nackman, Mr. Miller and Ms. Nostra, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.

Severance and Change in Control Arrangements of Mr. Goldfarb

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will continue to receive his annual salary, annual bonus and other benefits for the term of the employment agreement. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive an amount equal to 2.99 times his annual base salary and bonus in a lump sum in cash within 30 days after such termination date, plus certain employment-related benefits for a period of three years from the date of his termination. Mr. Goldfarb is not entitled to a gross-up in the event of a Change in Control. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in such fiscal year.

Severance and Change in Control Arrangements of Mr. Aaron

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary and other benefits for the term of the employment. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment. Our obligation to pay such compensation will be conditional upon Mr. Aaron executing a general release. Mr. Aaron is not entitled to a gross-up in the event of a Change in Control. If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that until one year following the termination of his employment (or, if a Change in Control occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, until the date that is six months after his termination date) he will not carry on, take part in, or render services to, any person engaged in the manufacture, distribution, sale or promotion of men’s and women’s outerwear or women’s suits and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employees. In addition, Mr. Aaron has agreed that at any time following expiration or termination of his employment, he will not disclose to any person any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.

Severance and Change in Control Arrangements of Mr. Miller

If we terminate Mr. Miller’s employment for justifiable cause (as defined in his employment agreement) or Mr. Miller voluntarily resigns without good reason (as defined in his employment agreement), Mr. Miller will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Miller’s employment is terminated without justifiable cause or by Mr. Miller for good reason, Mr. Miller will continue to receive his annual salary and other benefits for 18 months from the date his employment terminates, and, in determining compensation for the payment period, shall be deemed to have been granted a bonus of $500,000 per year, or $750,000 for the 18-month payment period. However, payments to Mr. Miller in connection with a termination of his employment in connection with a “Change of Control” (as such term is executive transition agreement) will be determined in accordance with the terms of the executive transition agreement between Mr. Miller and us. The executive transition agreement provides that if a “Change in Control” occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Miller is terminated by us without “Cause” (as defined in the executive transition agreement) or resigns for “Good Reason” (as defined in the executive transition agreement), he will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. Mr. Miller is not entitled to a gross-up in the event of a Change in Control.

If Mr. Miller’s employment agreement is terminated due to his disability or death, Mr. Miler will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Miller has agreed that until one year following the termination of his employment, he will not carry on, take part in, or render services to, any person engaged in any business in competition with any business engaged in by G-III during the term of his employment by G-III and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employees. In addition, Mr. Miller has agreed that at any time following expiration or termination of his employment, he will not disclose to any person any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.

Severance and Change in Control Arrangements of Mr. Nackman and Ms. Nostra

The executive transition agreements between Mr. Nackman and us and Ms. Nostra and us provide that if a “Change in Control” (as defined in the executive transition agreement) occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Nackman or Ms. Nostra is terminated by us without “Cause” (as defined in the executive transition agreement) or resigns for “Good Reason” (as defined in the executive transition agreement) he or she will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of (a) his or her highest annual salary in effect during the one-year period before his or her termination of employment and (b) the average annual cash bonus he or she earned during our two fiscal years before the fiscal year of his or her termination of employment. Neither Mr. Nackman nor Ms. Nostra is entitled to a gross-up in the event of a change in control.

Acceleration of Vesting upon Termination or Change in Control

There are no agreements with the Named Executive Officers that provide for an acceleration of vesting of the stock options upon their termination of employment or a change in control. Each Named Executive Officer has three months after the termination of his employment to exercise his vested stock options, unless his employment is terminated by reason of death or disability, in which case any vested stock options would remain exercisable for one year after termination, or his employment is terminated for cause, in which case the options will immediately terminate and cease to be exercisable.

Estimated Payouts on Termination of Employment

The following tables disclose the estimated payments and benefits that would be provided to each of Messrs. Goldfarb, Aaron, Nackman and Miller and Ms. Nostra, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2013 and their last day of employment was January 31, 2013.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Morris Goldfarb, Chairman and Chief Executive Officer

	Termination without Cause or Resignation for Cause		Termination without Cause or Resignation for Cause in Connection with a Change in Control
Base Salary	$3,000,000	(1)	$2,990,000	(1)
Bonus	$17,234,976	(2)	$17,177,526	(2)
Value of Medical Benefits	$468,759	(3)	$467,196	(3)

Total	$20,703,735		$20,634,723

(1)	Assumes a base salary of $1,000,000 per year.

(2)	Assumes that the annual cash bonus of Mr. Goldfarb for the remainder of the term of his employment will be equal to the bonus granted to Mr. Goldfarb for fiscal 2013.

(3)	Includes the premiums to be paid by G-III for life insurance and supplemental long term disability coverage.

Sammy Aaron, Vice Chairman

	Termination without Cause or Resignation for Good Reason		Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000	(1)	$1,500,000	(1)
Bonus	$3,750,203	(2)	$7,500,406	(2)
Value of Medical Benefits	$7,382	(3)	$14,764	(3)

Total	$4,507,585		$9,015,170

(1)	Assumes a base salary of $750,000 per year.

(2)	Assumes that the annual cash bonus of Mr. Aaron for the remainder of the term of his employment will be equal to the bonus granted to Mr. Aaron for fiscal 2013.

(3)	Includes the premiums to be paid by G-III for life insurance.

Neal S. Nackman, Chief Financial Officer

	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$562,500	(1)
Bonus	$637,500	(2)
Value of Medical Benefits	$5,580	(3)

Total	$1,205,580

(1)	Assumes a base salary of $375,000 per year.

(2)	Assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $425,000, which is equal to the bonus granted to Mr. Nackman for fiscal 2013.

(3)	Includes the premiums to be paid by G-III for life insurance.

Wayne S. Miller, Chief Operating Officer

	Termination without Cause or Resignation for Good Reason		Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000	(1)	$750,000	(1)
Bonus	$750,000	(2)	$2,250,000	(3)
Value of Medical Benefits	$70,544	(4)	$70,544	(4)

Total	$1,570,544		$3,070,544

(1)	Assumes a base salary of $500,000 per year.

(2)	Pursuant to his employment agreement, Mr. Miller is deemed to have been granted a bonus of $500,000 per year.

(3)	Assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $1,500,000, which is equal to the bonus granted to Mr. Miller for fiscal 2013.

(4)	Includes the premiums to be paid by G-III for life insurance.

Jeanette Nostra, President

	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000	(1)
Bonus	$225,000	(2)
Value of Medical Benefits	$1,620	(3)

Total	$976,620

(1)	Assumes a base salary of $500,000 per year.

(2)	Assumes that the annual cash bonus earned by Ms. Nostra during the two fiscal years preceding the fiscal year in which Ms. Nostra’s employment terminates is $150,000, which is equal to the bonus granted to Ms. Nostra for fiscal 2013.

(3)	Includes the premiums to be paid by G-III for life insurance.

DIRECTOR COMPENSATION

Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2013. Compensation information for our directors, who are also executive officers, is reported in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	37,000	50,220	(2)	—	—	87,200
Alan Feller	55,000	50,220	(2)	—	—	105,220
Jeffrey Goldfarb(3)	—	—		—	—	—
Carl Katz	35,000	50,220	(2)	—	—	85,220
Laura Pomerantz	41,000	50,220	(2)	—	—	91,220
Willem van Bokhorst	50,000	50,220	(2)	—	—	100,220
Cheryl Vitali	35,000	50,220	(2)	—	—	85,220
Richard White	67,000	50,220	(2)	—	—	117,220

(1)	The amount indicated includes the annual cash retainer, annual payments to the chairs of committees and fees for each Board or committee meeting attended.

(2)	In April 2012, our Compensation Committee granted each of Thomas Brosig, Alan Feller, Carl Katz, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali and Richard White restricted stock units, which became effective after their re-election to the Board at the 2012 Annual Meeting, that enable each of them to receive up to 2,000 shares of our Common Stock, subject to satisfaction of specified conditions. The dollar value of this stock award represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Jeffrey Goldfarb does not receive any compensation for his services as a director. Certain compensation information with respect to Mr. Goldfarb, who is a director and an employee of ours, is set forth under “Certain Relationships and Related Transactions.”

Compensation of Directors

Our Non-Employee directors receive an annual cash retainer of $30,000 per year for service as a director of G-III. In addition, Non-Employee Directors receive a fee of $1,000 per Board or Committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$20,000
Chair of the Audit Committee	$10,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000

In April 2012, the Compensation Committee granted each Non-Employee Director restricted stock units for 2,000 shares of Common Stock that vest over a five year period. These grants became effective on the day after the 2012 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Ten directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the ten persons named below (nine of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Carl Katz, a current director, advised us that he will not stand for reelection at the Annual Meeting. Alan Sirkin has been nominated for election as a director at the Annual Meeting. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	62	1974	Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb serves as a director of Christopher & Banks Corporation (but will not stand for reelection at its annual meeting to be held in June 2013) and RLJ Entertainment, Inc. He has been nominated for election as a director of Oppenheimer Holdings Inc. at its annual meeting to be held in May 2013. Mr. Goldfarb served as a director of Lakes Entertainment, Inc. from June 1998 until March 2010 and of Black Ridge Oil & Gas, Inc. from November 2010 until October 2012. Mr. Goldfarb has significant knowledge of all facets of our company. His long history with the company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

Sammy Aaron	53	2005	Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. Mr. Aaron also oversees the operations of our Calvin Klein division. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd. Mr. Aaron has over 25 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Thomas J. Brosig(3)	63	1992	Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President and Chief Executive Officer from September 1996 to January 1999. Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

Alan Feller(1)	71	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant. Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

Jeffrey Goldfarb	36	2009	Since 2004, Mr. Goldfarb has served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Fashion Delivers Charitable Foundation, Inc., a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney. Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

Laura Pomerantz(2)	65	2005	Ms. Pomerantz has been Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services, since April 2013. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 1994, she has also been President of LHP Consulting and Management, a real estate consulting firm.. She serves as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Allen Sirkin(2)	71	—	Mr. Sirkin was employed by PVH Corp., one of the world’s largest apparel companies, from 1985 until June 2012. He served as Chairman of PVH’s Apparel Group from 1990 until 1995, was named Vice Chairman, Dress Shirts in 1995 and became President and Chief Operating Officer of PVH in March 2006. Mr. Sirkin relinquished his role as Chief Operating Officer of PVH in February 2012 and retired from PVH in June 2012. Prior to his service with PVH, he was employed by a number of apparel companies in senior executive positions. Mr. Sirkin’s long and distinguished career and his extensive experience in and knowledge of the apparel industry are expected to be of great benefit to our Board.

Willem van Bokhorst(1)(2)	67	1989	Managing Partner of STvB Advocaten, a Curacao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty five years. Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.

Cheryl Vitali(3)	52	2011	Ms. Vitali is the General Manager for the Kiehl’s Worldwide division of L’Oreal, a leading cosmetics and beauty products company, where she oversees the brand’s worldwide strategy, product innovation and retail marketing plans. She has been with L’Oreal since 2003 and has also served as Senior Vice President — Marketing for the Lancôme brand from 2009 to 2011 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oreal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company. She was Executive Vice President, General Manager, Revlon Global Brands, from 2000 to 2002 and Executive Vice President, Marketing Portfolio Group from 1998 to 2000. Ms. Vitali served as Vice President, Marketing, Playtex Intimate Apparel, a division of the Sara Lee Corporation, from 1995 through 1998. Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product experience and expertise that is of great benefit to our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Richard White(1)(2)(3)	59	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products, and of Lakes Entertainment Inc., a company that develops and manages casino properties. Mr. White previously served as a director of G-III from November 1991 to July 1993. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee. Mr. Sirkin will become a member of the Compensation Committee upon his election as a director.

(3)	Member of the Nominating and Corporate Governance Committee.

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

Vote Required

The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE TEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2011 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.”

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As discussed in “Compensation Discussion and Analysis,” our Board and Compensation Committee carefully considered the results of the “say on pay” vote at our 2012 annual meeting and, as a result, have made significant changes to our executive compensation and corporate governance programs in order to address stockholder concerns.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

Review of Audited Financial Statements.    The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2013 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2013 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Alan Feller, Chairman

Willem van Bokhorst

Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2013	2012
Audit fees	$1,659,500	$1,056,000
Audit-related fees	777,325	—
Tax fees	439,804	380,074
All other fees	—	—

Total	$2,876,629	$1,436,074

Audit Fees.    Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally during each fiscal year and work performed in connection with the issuance of consents related to registration statements filed by G-III.

Audit-Related Fees.    Audit-related fees include financial and tax due diligence procedures performed in connection with the acquisition of Vilebrequin.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2013, these services primarily included consultation with respect to the corporate and organizational structure related to the acquisition of Vilebrequin, as well as services provided related to sales and use tax administration, assistance on various state and local tax issues and certain state tax audits. In fiscal 2012, these services included consultation with respect to international tax planning and assistance with an Internal Revenue Service examination, as well as services provided related to sales and use tax administration.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2014. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2013. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in the next paragraph and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and a director, is our Director of Business Development. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Jeffrey Goldfarb is a member of our Board of Directors. For fiscal 2013, Jeffrey Goldfarb received a salary of $300,000 and a bonus of $500,000 for his services and our Compensation Committee granted him restricted stock units that enable him to receive up to 30,000 shares of our Common Stock, with vesting of 25% of such shares on each of the second, third, fourth and fifth anniversaries of the date of grant. The grant date fair value under ACS 718 of the restricted stock units granted to Jeffrey Goldfarb is $1,160,000. We have entered into an executive transition agreement with Jeffrey Goldfarb under which he is entitled to receive specified severance payments and benefits in the event of his involuntary termination in conjunction with a change of control of G-III.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2014 must be received by us no later than December 31, 2013 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2014 (but not include such proposal in the Board of Directors’ proxy statement and form of proxy) must inform us no later than March 6, 2014. If notice is not provided by that date, the persons named in the proxy for the 2014 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2014 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a proxy statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

/s/ Wayne S. Miller
WAYNE S. MILLER Secretary

Dated: April 29, 2013

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.	Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENCLOSED REPLY ENVELOPE. Please detach here

The Board of Directors Recommends a Vote FOR all listed nominees for directors in Proposal 1 and FOR Proposals 2 and 3.

1. Election of directors:	01 Morris Goldfarb 02 Sammy Aaron 03 Thomas J. Brosig 04 Alan Feller	05 Jeffrey Goldfarb 06 Laura Pomerantz 07 Allen Sirkin 08 Willem van Bokhorst	09 Cheryl Vitali 10 Richard White	☐ FOR all nominees (except as marked)	☐ WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve the compensation of named executive officers:

☐    For                     ☐     Against                     ☐     Abstain

3. Proposal to ratify the appointment of Ernst & Young LLP:

☐    For                     ☐     Against                     ☐     Abstain

4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2 and FOR Proposal No. 3. Any and all proxies heretofore given by the undersigned are hereby revoked.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 4, 2013

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 4, 2013

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, June 4, 2013, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.

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